Exhibit 10.1

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Execution Version

SETTLEMENT AGREEMENT FOR STIPULATED CONDEMNATION

BY AND AMONG

GLOBAL WATER RESOURCES, INC.,

GLOBAL WATER, LLC,

WEST MARICOPA COMBINE, INC.,

VALENCIA WATER COMPANY, INC.,

WATER UTILITY OF GREATER BUCKEYE, INC.,

AND

CITY OF BUCKEYE

DATED MARCH 19, 2015

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LIST OF EXHIBITS AND SCHEDULES

TO

SETTLEMENT AGREEMENT FOR STIPULATED CONDEMNATION

Exhibit A:	Stipulated Final Judgment of Condemnation

Exhibit B:	Partial Satisfaction of Judgment

Exhibit C:	Stipulated Final Order of Condemnation

Exhibit D:	Transition Services Agreement

Exhibit E:	Assignment and Assumption Agreement

Exhibit F:	Territory

Schedules:
2.1(a)	Personal Property
2.1(b)	Assigned Contracts
2.1(c)	Line Extension Agreements
2.1(e)	Real Property
2.1(f)	Construction Work in Progress
2.1(g)	Permits
2.1(h)	Water Rights
2.6	Excluded Assets
2.7	Assumed Liabilities
3.1.3	Required Consents
3.1.7	Undisclosed Liability
3.1.8	Changes in Business
3.1.9	Taxes
3.1.10	Litigation
3.1.12	Exceptions to Marketable Assets
3.1.15	Contracts
3.1.17	Environmental Matters
4.1.1	Employees
4.3.7	Non-Owned Assets

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SETTLEMENT AGREEMENT FOR STIPULATED CONDEMNATION

This Settlement Agreement for Stipulated Condemnation (“Agreement”) is dated March 19, 2015, and is by and among GLOBAL WATER RESOURCES, INC. (“Global Water”), a Delaware corporation, GLOBAL WATER, LLC (“Global LLC”), a Delaware limited liability company, WEST MARICOPA COMBINE, INC. (“WMC”), an Arizona corporation, VALENCIA WATER COMPANY, INC. (“Valencia”), an Arizona corporation, WATER UTILITY OF GREATER BUCKEYE, INC. (“WUGB”), an Arizona corporation (WUGB and Valencia shall be referred to as the “Condemnation Defendants” or the “Companies”), and the CITY OF BUCKEYE (“City”), an Arizona municipal corporation.

RECITALS

Global Water, Global LLC and WMC are collectively “Global.” Global Water, Global LLC, WMC, Valencia and WUGB are collectively the “Global Group.” Global Water, Global LLC, WMC, Valencia, WUGB and City are collectively the “Parties” and individually a “Party.”

Companies are the legal and beneficial owners of the Assets and operate a water utility service that is regulated by the ACC.

Valencia holds CC&Ns (both its original CC&N and the CC&N transferred to it by WUGB) authorizing Companies to engage as public service corporations in the sale of water for commercial and domestic uses in the geographic area covered by such CC&Ns.

City desires to acquire the Assets to enhance its water utility system in order to provide its residents with greater consistency in rates, water quality, water resources management, and other policies and practices relating to the provision of water utility services to its residents.

City is authorized by the laws of the State of Arizona to construct, purchase, acquire or lease any plant or property or portion thereof devoted to the business or services rendered by a public water utility, either within or without the City limits, as set forth in the ARS Section 9-511.

City has approved and adopted resolutions of public use necessity with respect to the Assets in accordance with this Agreement and of entering into this Agreement.

City intends to file a condemnation complaint against Companies seeking to acquire the Assets and to be titled City of Buckeye v. Valencia Water Company, Inc. et al., in the Maricopa County Superior Court (the “Condemnation Action”).

City and Companies desire to stipulate to the condemnation of the Assets and to resolve all issues in the Condemnation Action in a mutually agreeable manner.

The Parties intend that the obligations of the Parties under this Agreement will survive the entry of the stipulated Final Judgment, the stipulated Partial Satisfaction of Judgment and the stipulated Final Order referenced herein and attached as Exhibits A, B and C, including each Party’s obligation to make the closing deliveries provided in this Agreement, the City’s

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obligation to pay the Growth Premium, each Party’s indemnification obligations and certain portions of Section 11.15 as referenced herein.

Pursuant to this Agreement, the Final Judgment and the Final Order, Companies are willing to permit the Assets to be condemned by City and City will condemn and acquire the Assets, all on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual promises, covenants, representations, warranties and obligations herein contained, and on the terms and subject to the conditions herein set forth, the Parties agree as provided in this Agreement.

ARTICLE 1

DEFINITIONS

In addition to terms defined elsewhere in this Agreement (including, without limitation, in Section 2.17.3) the terms defined in this Article 1, whenever used in this Agreement (including the Schedules), shall have the respective meanings given to them below. All references herein to a Section, Article or Schedule are to a section, article, or Schedule of this Agreement, unless otherwise indicated.

AAC means Arizona Administrative Code.

ACC means the Arizona Corporation Commission.

Advances in Aid of Construction means funds paid or advanced to Companies by third parties, which may be refundable, as meter advances or service connection tariffs or pursuant to Line Extension Agreements at and as of the Closing Date.

Affiliate of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

Agreement means this Agreement, including the Schedules.

Applicable Law means, with respect to any Person, any federal or state constitution, treaty, statute, law (including common law), rule, regulation, ordinance, code, Governmental Approval, or any order, decision, injunction, judgment, award, decree or agreement of, by or with any Governmental Authority, in any such case to the extent applicable to such Person or any of its Affiliates or any of their respective assets and businesses as of the date hereof.

ARS means the Arizona Revised Statutes, as in effect on the Closing Date.

Assets are defined in Section 2.1.

Assigned Contracts is defined in Section 2.1(b).

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Assumed Liabilities is defined in Section 2.7.

Best of Knowledge means, as to any member of the Global Group, the knowledge after due investigation and inquiry of each of Ron L. Fleming, Mike Liebman, and Jon Corwin; as to the City, the knowledge after due investigation and inquiry of Stephen Cleveland and David Nigh; and as to any other Person the knowledge of such Person and the directors, officers, managers, general partners, trustees and similar agents or representatives of such Person after due investigation and inquiry.

Business means all of the business and operations of Companies as currently conducted, including operating a water utility system and acting as public service corporations in the sale of water for commercial and domestic uses in the Service Area.

Business Day(s) means each day other than a Friday, Saturday, Sunday or any day on which banks in Phoenix, Arizona are required or permitted to be closed.

Certificated Areas means the areas in which Companies, as of the date hereof, are permitted to provide utility service under the CC&Ns.

CC&Ns means all of the Certificates of Convenience and Necessity granted or recognized by the ACC to Companies to engage as a public service corporation in the sale of water for domestic, commercial and other uses in their Certificated Areas.

City is defined in the first paragraph of this Agreement.

City Indemnitees is defined in Section 9.1.

Closing is defined in Section 2.12.

Closing Date is defined in Section 2.12.

Closing Payment is defined in Section 2.13.

Closing Working Capital means the amount determined as of the Closing Date as follows: Customer Accounts (net of Customer prepayments); plus capital expenditures incurred by Condemnation Defendants after December 31, 2014, and prior to the Closing Date; minus accounts payable assumed by City at the Closing Date (net of prepaid expenses); minus the current liabilities set forth on Schedule 2.7, and minus Customer Deposits.

Closing Working Capital Statement is defined in Section 2.16.2(a).

Code means the Internal Revenue Code of 1986, as amended.

Companies is defined in the Recitals.

Condemnation Action is defined in the Recitals.

Condemnation Defendants’ Materials is defined in Section 7.2.

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Condemnation Price is defined in Section 2.13.

Confidentiality Agreement is defined in Section 4.9.

Consent means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority.

Contract(s) is defined in Section 3.1.15(a).

Control is defined in the definition of Affiliate.

Customers is defined in Section 2.1(d).

Customer Accounts is defined in Section 2.1(i).

Customer Deposits means all of Companies’ security deposits, meter deposits, and other deposits from Customers, but shall not include any payment pursuant to a Line Extension Agreement.

Dispute is defined in Section 10.1.

Disputed Amounts is defined in Section 2.16.3(c).

Employees is defined in Section 4.1.1.

Environmental Laws means any law, statute, ordinance, rule, regulation or legal requirement in effect at the Effective Date or the Closing Date pertaining to (a) the protection of health, safety or the environment; (b) the conservation, management, protection or use of natural resources and wildlife; (c) the protection or use of surface water, groundwater, stored, reclaimed or recovered water, or CAP subcontracts or excess CAP water contracts; (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material; or (e) pollution (including any release to air, land, surface water and groundwater), and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 and the Small Business Liability Relief and Brownfields Revitalization Act, 42 USC 9601, et seq., Solid Waste Disposal Act, as amended by the Resource Conservation Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC 6901, et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251, et seq., Toxic Substances Control Act of 1976, 15 USC 2601, et seq., Hazardous Materials Transportation Act, 49 USC 651, et seq., Oil Pollution Act of 1990, 33 USC 2701, et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC App. 11001, et seq., National Environmental Policy Act of 1969, 42 USC 4321, et seq., Safe Drinking Water Act of 1974, as amended by 42 USC 300(f), et seq., and any similar, implementing or successor law.

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Escrow is defined in Section 5.1.

Escrow Agent means First American Title Company.

Estimated Closing Working Capital is defined in Section 2.16.1.

Excluded Assets is defined in Section 2.6.

Excluded Records is defined in Section 2.6(d).

Final Judgment is defined in Section 2.2.

Final Order is defined in Section 2.4.

Financing is defined in Section 6.2.3.

GAAP means generally accepted accounting principles in effect in the United States of America as determined by the Financial Accounting Standards Board from time to time applied on a consistent basis as of the date of any application thereof.

Global is defined in the Recitals.

Global Group is defined in the Recitals.

Global Indemnities is defined in Section 9.2.

Governmental Approval means any Consent of, with, or from any Governmental Authority.

Governmental Authority means any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including the ACC and any governmental agency, branch, department, official, or entity) and any court or other tribunal; (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

Growth Period means the twenty (20) year period beginning on January 1, 2015, and ending on December 31, 2034, and in no event will the Growth Period be suspended or extended.

Growth Premium is defined in Section 2.17.

Hazardous Materials means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws.

Improvements is defined in Section 2.1(a).

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Indemnified Party is defined in Section 9.3.

Indemnifying Party is defined in Section 9.3.

Independent Accountants is defined in Section 2.16.3(c).

Infrastructure is defined in Section 2.1 (d).

Knowledge means (a) as to any member of the Global Group, the actual knowledge without any investigation or inquiry (other than in the compilation of the Schedules to this Agreement), of each of Ron L. Fleming, Mike Liebman, and Jon Corwin, (b) as to the City, the actual knowledge without any investigation or inquiry of Stephen Cleveland and David Nigh, and (c) as to any other Person the actual knowledge without any investigation or inquiry of such Person and the agents or representatives of such Person.

Leased Real Property means all real property leased by Companies as lessee or tenant and is used or usable by Companies in the conduct of the Business.

Lien means any mortgage, deed of trust, claim, charge, lien, encumbrance, security interest, pledge, hypothecation, adverse interest, burden, judgment, encroachment, lease, sublease, license, occupancy agreement, easement, covenant, title defect, title retention agreement, and any other restriction or limitation of any nature whatsoever, including but not limited to any of the foregoing arising under any of the Contracts or imposed against any Owned Real Property or any of the other Assets.

Line Extension Agreement means a line extension agreement, main extension agreement, collection main extension agreement, plant expansion agreement, water service agreement, or any similar or other agreement under which either one of the Companies is a party in its capacity as a water utility service provider and that is subject to AAC R14-2-406, AAC R14-2-606, or other Applicable Law or that provides for an Advance in Aid of Construction.

Losses is defined in Sections 9.1.

New Account means a new water meter that is installed and connected and is billing and available for water service during the Growth Period in the Territory, regardless of the number of units represented by the new water meter, but does not include an inactive account that becomes active or a meter that is replaced (e.g., replaces a broken meter or is a new model replacing an old model).

Non-Owned Assets is defined in Section 4.3.7.

Owned Real Property means all real property interests, whether owned in fee, an easement or otherwise, where the real property is owned by Companies and used in the conduct of the Business.

Parties is defined in the Recitals.

Party is defined in the Recitals.

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Permits is defined in Section 2.1(g).

Person means any natural person, firm, partnership, association, corporation, company, limited liability company, general or limited partnership, trust, business trust, Governmental Authority, or other entity.

Personal Property is defined in Section 2.1(a)

Post-Closing Adjustment is defined in Section 2.16.2(b).

Real Property is defined in Section 2.1(e).

Restricted Contracts is defined in Section 2.10.

Restrictive Period is defined in Section 8.1.

Retained Liabilities is defined in Section 2.8.

Reports is defined in Section 5.1.5.

Resolution Period is defined in Section 2.16.3(b).

Review Period is defined in Section 2.16.3(a).

Schedule Supplement is defined in Section 4.11.

Schedules means each of the schedules and exhibits referred to in and attached to this Agreement, all of which are hereby made a part of this Agreement.

Service Area means the geographic areas in which Companies are lawfully entitled to provide public utility water services pursuant to ARS Title 45.

Statement of Objections is defined in Section 2.16.3(b).

Stipulation of Dismissal with Prejudice is defined in Section 7.2.

Tax or Taxes means any federal, state, provincial, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, privilege, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, registration, withholding, estimated or (including all interest and penalties thereon and additions thereto whether disputed or not).

Tax Return means any return, report, declaration, form, claim for refund, information return or statement relating to Taxes, including forms, schedules and attachments thereto, and including amendments thereof.

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Territory means the Certificated Areas other than the portions thereof described in the attached Exhibit F.

Transferred Employee is defined in Section 4.1.1.

Undisputed Amounts is defined in Section 2.16.3(c).

Valencia is defined in the first paragraph of this Agreement.

Warranties means all manufacturers’ and vendors’ warranties benefiting Companies with respect to any of the Assets.

WUGB is defined in the first paragraph to this Agreement.

ARTICLE 2

CONDEMNATION OF ASSETS; CLOSING

2.1        Condemnation of Assets. Subject to the terms and conditions of this Agreement and the Final Judgment, on the Closing Date, City shall condemn from Companies, all of Companies’ right, title and interest in and to all of the properties and assets, whether real, personal or mixed, tangible or intangible, of every kind and description, wherever located, related to, necessary for, and used or usable in, the Business, including, without limitation, the properties and assets set forth below as of the Closing Date (collectively, the “Assets”) as well as the CC&Ns for the Certificated Areas, but specifically excluding from the Assets only the Excluded Assets:

(a)        all power generation equipment, pumping equipment, water treatment equipment, laboratory equipment, power operated equipment, communication towers and equipment, radio read equipment, computers, miscellaneous equipment, surplus equipment, parts, machinery, tools, shop and garage equipment, transportation equipment, vehicles, trailers, furniture, fixtures, leasehold improvements, inventory, chemicals, supplies, and other personal property owned by Companies, including without limitation those set forth on the attached Schedule 2.1(a) (collectively, the “Personal Property”) and all of Companies’ interests in all improvements to the Real Property (collectively, the “Improvements”), including without limitation those set forth on the attached Schedule 2.1(a);

(b)        all of Companies’ interests in each of the contracts and agreements between Companies and (i) all Customers, (ii) equipment lessors under only the leases set forth on the attached Schedule 2.1(b) and no others, and (iii) vendors and suppliers (other than professionals, such as consultants, engineers, accountants, and attorneys who are not Employees) under only the contracts that are set forth on the attached Schedule 2.1(b) and no others (collectively the “Assigned Contracts”);

(c)        all of Companies’ interests in all Line Extension Agreements with developers, builders and others, including without limitation those set forth on the attached Schedule 2.1(c);

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(d)        all of Companies’ interests in all facilities, plants, structures, storage tanks, pumps, wells, booster pumps, water and supply mains, service lines, pipelines, waterlines, meters and meter installations, fire hydrants, distribution reservoirs and standpipes, transmission and distribution mains, back flow prevention devices, associated equipment, and other improvements comprising the utility water systems and infrastructure, whether owned or leased, used in the Business (the “Infrastructure”) in connection with Companies’ provision of water utility service to residential, commercial and other customers residing or located within the Certificated Areas (collectively, “Customers”);

(e)        all of Companies’ interests, whether as owner or lessee, in all Infrastructure, Improvements and other real property (collectively the “Real Property”), including without limitation those identified or described on the attached Schedule 2.1(e) and including all utility casements, all tenements, hereditaments and appurtenances pertaining to the Real Property, all sewer, mineral, water and irrigation rights running with or otherwise appurtenant or pertaining to the Real Property, and all of Companies’ interests in any road adjoining the Real Property to the center line thereof, and any road franchise agreements with any Governmental Authority;

(f)         all of Companies’ construction in progress, whether performed pursuant to a Line Extension Agreement or otherwise, including the construction in progress set forth on the attached Schedule 2.1(f);

(g)        all of Companies’ interests in all permits, licenses, franchises, consents, rights, authorizations and approvals issued by, and all registrations and filings with, any Governmental Authority in connection with the Assets or the Business (collectively the “Permits”), including without limitation those set forth on the attached Schedule 2.1(g);

(h)        all of Companies’ (i) surface water rights, (ii) groundwater rights (including, without limitation, Type I and Type II groundwater rights), (iii) stored, reclaimed and recovered water, (iv) ground water permits and water storage and well permits, (v) CAP subcontracts and excess CAP water contracts (including, without limitation, all of the same set forth on the attached Schedule 2.1(h));

(i)        all of Companies’ accounts receivable arising from the conduct of the Business on or prior to the Closing Date, whether or not an invoice has been submitted by Condemnation Defendants, which are included in the calculation of Closing Working Capital (collectively “Customer Accounts”);

(j)        all of Companies’ interests as owner or licensee in any software licenses, software or data, including radio licenses or communications franchises or licenses, identified by City in writing to be included in and as part of the Assets (other than the license to use FATHOM);

(k)        all of Companies’ Warranties;

(1)        all books, records and files pertaining to Assigned Contracts, Assumed Liabilities, Customers, Customer Accounts, Customer Deposits, Advances in Aid of Construction, Line Extension Agreements, Infrastructure, Real Property, Improvements, GIS

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maps, maintenance records, and otherwise relating to the Assets or the Business, excepting only the Excluded Books and Records; and

(m)        all of goodwill and the value as a going concern of Companies.

2.2        Final Judgment. The Parties agree to the entry of the Stipulated Final Judgment of Condemnation (the “Final Judgment”) in the form attached as Exhibit A, which incorporates this Agreement including the Schedules.

2.3        Satisfaction of Judgment. After the entry of the Final Judgment, the Parties shall file a stipulated form of Partial Satisfaction of Judgment in the form attached as Exhibit B.

2.4        Final Order. After the Parties file the Partial Satisfaction of Judgment, the Parties agree to submit to the court a Stipulated Final Order of Condemnation (the “Final Order”) in the form attached as Exhibit C. Once the Final Order is entered by the court, City agrees (i) not to record the Final Order with the Maricopa County Recorder and (ii) to deliver the Final Order in a recordable form to the Escrow Agent to be recorded by the Escrow Agent on the Closing Date in accordance with Section 5.1.4. The Parties (a) agree that they will not challenge the Final Judgment or Final Order entered by the Maricopa County Superior Court; (b) hereby waive any procedural right to do so under any applicable legal or equitable doctrine; and (c) hereby waive their rights to appeal the Final Judgment and the Final Order; provided, in each case, that the Final Judgment and Final Order are approved by the court in substantially the forms set forth on Exhibits A and C.

2.5        Waiver. Upon the execution of this Agreement, the provisions of this Agreement shall constitute the waiver of the requirements under ARS Sections 12-1116(A) through (D) as to the Condemnation Action. The Parties further agree and acknowledge that, upon entry of the Final Judgment, this Agreement shall not merge into the Final Judgment.

2.6        Excluded Assets. The Parties acknowledge and agree that Companies are not conveying, transferring, assigning or delivering to City, and City is not condemning or acquiring, only the properties and assets set forth below (collectively the “Excluded Assets”):

(a)        Companies’ cash and cash equivalents;

(b)        Companies’ marketable securities;

(c)        Companies’ contract or license to use FATHOM;

(d)        Companies’ stock records and ledgers and minute books, general books of account and books of original entry that comprise their permanent accounting or tax records, books and records for medical, dental, disability and workers compensation plans, financial statements, and Tax Returns (collectively the “Excluded Records”);

(e)        Companies’ receivables due from Affiliates of Companies;

(f)        all files, emails, memoranda, letters and other communications, work product, engagement letters, and the attorney-client privilege and the right to waive or assert

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attorney-client privilege related to the engagement by any member of the Global Group of any law firm; and

(g)        the assets specifically listed on the attached Schedule 2.6.

2.7        Assumed Liabilities. Subject to the terms and conditions of this Agreement and the Final Judgment, on the Closing, City will assume and agrees to pay, perform and otherwise discharge only the following (collectively the “Assumed Liabilities”) and no other claims, obligations or liabilities of any kind or nature:

(a)        the covenants and obligations of Companies accruing or arising after the Closing Date under the Assigned Contracts (but not for breaches or defaults of covenants or obligations thereunder on or before the Closing Date);

(b)        accounts payable that are included in the calculation of Closing Working Capital;

(c)        Customer Deposits included in the calculation of Closing Working Capital;

(d)        the Line Extension Agreements; and

(e)        the specific liabilities of Companies set forth on the attached Schedule 2. 7.

2.8        Retained Liabilities. The Parties acknowledge and agree that the Global Group shall, after the Closing, pay, perform and discharge each of the following (collectively the “Retained Liabilities”):

(a)        all obligations and liabilities in connection with the Excluded Assets;

(b)        all obligations and liabilities of Companies for Taxes;

(c)        all obligations and liabilities of Companies relating to or arising under any qualified retirement plan, non-qualified retirement or similar plan, or welfare benefit plan;

(d)        any claim, obligations and liabilities relating to Liens on any of the Assets;

(e)        all breaches or defaults of covenants or obligations under any of the Assigned Contracts on or before the Closing Date;

(f)        all accounts payable that are not included in the calculation of Closing Working Capital or that were incurred in the ordinary course of business by the Companies that are either past due or delinquent as of the Closing Date;

(g)        all obligations under Sections 2.9.1 and 2.9.2 below relating to Line Extension Agreements; and

(g)        all claims, obligations and liabilities of every kind and nature whatsoever of Companies that are not specifically an Assumed Liability.

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2.9        Line Extension Agreements.

2.9.1    Companies’ Responsibility. Companies shall defend and indemnify City and hold City harmless for, from and against each of the following: (i) any and all breaches and defaults and claimed breaches and defaults under the Line Extension Agreements that arose, occurred or accrued on or before the Closing Date; and (ii) all refunds of Advances in Aid of Construction that were due and owing under any Line Extension Agreement on or before the Closing Date. The obligation of Companies under this Section 2.9.1 is part of the Retained Liabilities.

2.9.2    Reimbursement. In addition, if City pays any refund of Advances in Aid of Construction under a Line Extension Agreement and if any portion of such refund is the responsibility or obligation of Companies, Companies shall reimburse City for Companies’ portion of each such refund within thirty (30) days after the date of City’s written notice to Companies setting forth the amount to be reimbursed and the calculation thereof. City and Companies shall cooperate in resolving any dispute over the amount of the respective obligations of City and Companies for any such refund paid by City.

2.10        Nonassignable Contracts. If there are any Consents that are required to be obtained in connection with the assignment and assumption of any Contract hereunder that have not yet been obtained (or which Consent otherwise is not in full force and effect) as of the Closing, in the case of each Contract as to which such Consents were not obtained (or which Consent otherwise is not in full force and effect) (the “Restricted Contracts”), City may in its sole and absolute discretion waive the closing condition as to any such Consent and either:

(a)        elect to have the Companies continue their efforts to obtain the Consent; or

(b)        elect to accept the assignment of and assume the Restricted Contract and all liabilities arising therefrom or relating thereto, in which case, as between City and the Companies, such Restricted Contract shall, to the maximum extent practicable and notwithstanding the failure to obtain the applicable Consent, be transferred at the Closing.

If City elects to have Companies continue their efforts to obtain any Consents with respect to a Restricted Contract and the Closing occurs, neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to this Agreement shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Contract, and following the Closing, the Parties shall cooperate with each other, to obtain the Consent relating to the Restricted Contract as quickly as practicable. Pending the obtaining of such Consent relating to any Restricted Contract, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to City the benefits and burdens of use of the Restricted Contract for its term (or any right or benefit or burden arising thereunder, including the enforcement for the benefit of City of any and all rights and obligations of Companies with respect to a third party thereunder) without breaching the Restricted Contract. Once all Consents for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Contract are obtained, Companies shall promptly assign, transfer, convey and deliver such Restricted

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Contract to City, and City shall assume the obligations under such Restricted Contract assigned to City from and after the date of assignment to City pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement (which special-purpose agreement the Parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to City). If City elects to have Companies continue its efforts to obtain any Consents with respect to a Restricted Contract, the Companies will continue to use commercially reasonable efforts to obtain those Consents.

2.11    Risk of Loss. The risk of loss, damage to, or the forfeiture or revocation of, the Assets or any part of the Assets on or before the consummation of the Closing shall be borne by Companies. In the event of any loss or damage prior to the Closing of all or a material part of the Assets, City shall have the option to terminate this Agreement, in City’s sole discretion, in which case City shall not be entitled to any award relating to any loss, damage, forfeiture or revocation arising before the Closing. In the alternative, City may negotiate for an adjustment to the Condemnation Price; however, if Companies and City cannot agree upon an adjustment within a reasonable period (not to exceed ten (10) days after the date City receives notice of the material loss, damage, forfeiture or revocation), but in no event later than the Closing Date, City may, in City’s sole discretion, terminate this Agreement as provided above. In any event, if City waives any such loss, damage, forfeiture or revocation of Assets and proceeds to consummate this transaction, the Global Group shall, at the Closing, deliver and assign to City as of the Closing all rights and claims to insurance or other proceeds that have been received and will be received by Companies in connection therewith, such insurance or other proceeds not to exceed the amount of the Condemnation Price.

2.12    Place and Date of Closing; Possession. The consummation and closing under this Agreement and of the transactions contemplated herein (the “Closing”) will take place at 10:00 a.m. Phoenix, Arizona time within two (2) Business Days after the closing and full funding of the Financing, or at such other date as is agreed upon by the Parties and otherwise as is directed by the court in the Final Judgment (the “Closing Date”), at the offices of Gust Rosenfeld P.L.C., One East Washington, Suite 1600, Phoenix, Arizona 85004, or at such other place as the Parties may agree. The Closing shall be deemed effective as of 11:59 p.m. Phoenix, Arizona time on the Closing Date.

2.13    Condemnation Price. In addition to the assumption of the Assumed Liabilities by City, the consideration for the condemnation of the Assets (the “Condemnation Price”) shall be the sum of (a) fifty-five million dollars ($55,000,000), subject to adjustment pursuant to Sections 2.16, payable in readily available funds by wire transfer on the Closing Date (the “Closing Payment”) plus (b) the Growth Premium, but in no event shall the Growth Premium exceed forty-five million dollars ($45,000,000), payable in accordance with Section 2.17.

2.14    Allocation of Condemnation Price. The Condemnation Price, the Assumed Liabilities and other items included in “consideration” for purposes of Code Section 1060 shall be allocated in the Condemnation Defendants’ discretion among the Assets in accordance with Code Section 1060 and the Treasury Regulations thereunder.

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2.15    Tax Certificates. Companies shall file with the Arizona Department of Revenue as close to the Closing Date as is practicable, a tax clearance application for a certificate of good standing relating to the sale of a business for Companies’ income, transaction privilege, use and withholding taxes, and Companies shall promptly deliver a true copy of the response to City.

2.16    Closing Payment Adjustment.

2.16.1 Closing Adjustment. At least ten (10) Business Days before the Closing, Condemnation Defendants shall prepare and deliver to City a statement setting forth their good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”). After City’s receipt of the Estimated Closing Working Capital as calculated by Condemnation Defendants, City shall have five (5) Business Days to review the same, and Condemnation Defendants shall provide City with full access to the books and records of Condemnation Defendants, the personnel of, and the work papers prepared by or for Condemnation Defendants to the extent they relate to the Estimated Closing Working Capital and to such historical financial information relating thereto that City reasonably requests. City then may object to the calculation of the Estimated Closing Working Capital and provide to Condemnation Defendants City’s good faith calculation of the Estimated Closing Working Capital, in which case the parties will attempt to agree on the amount of the Estimated Closing Working Capital and, failing to do so, the average of their respective calculations of such amount shall be the Estimated Closing Working Capital. If the Estimated Closing Working Capital is a positive number, the Closing Payment shall be increased by the amount of the Estimated Closing Working Capital. If the Estimated Closing Working Capital is a negative number, the Closing Payment shall be reduced by the amount of the Estimated Closing Working Capital.

2.16.2  Post-Closing Adjustment.

(a)        Within sixty (60) days after the Closing Date, City shall prepare and deliver to Condemnation Defendants a statement setting forth its calculation of Closing Working Capital (the “Closing Working Capital Statement”).

(b)        The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, City shall pay to Condemnation Defendants an amount equal to the Post-Closing Adjustment pursuant to Section 2.16.3(f). If the Post-Closing Adjustment is a negative number, Condemnation Defendants shall pay to City an amount equal to the Post-Closing Adjustment pursuant to Section 2.16.3(f).

2.16.3  Examination and Review.

(a) Examination. After receipt of the Closing Working Capital Statement, Condemnation Defendants shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Condemnation Defendants and Condemnation Defendants’ accountants shall have full access to the books and records of City, the personnel of, and work papers prepared by, City and/or City’s accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information

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(to the extent in City’s possession) relating to the Closing Working Capital Statement as Condemnation Defendants may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below).

(b)        Objection. On or prior to the last day of the Review Period, Condemnation Defendants may object to the Closing Working Capital Statement by delivering to City a written statement setting forth Condemnation Defendants’ objections in reasonable detail, indicating each disputed item or amount and the basis for Condemnation Defendants’ disagreement therewith (the “Statement of Objections”). If Condemnation Defendants fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Condemnation Defendants. If Condemnation Defendants deliver the Statement of Objections before the expiration of the Review Period, City and Condemnation Defendants shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by City and Condemnation Defendants, shall be final and binding.

(c)        Resolution of Disputes. If Condemnation Defendants and City fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then with respect to any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”), City and Condemnation Defendants shall appoint by mutual agreement the office of an impartial nationally or regionally recognized firm of independent certified public accountants other than Condemnation Defendants’ accountants or City’s accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The Parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(d)        Fees of the Independent Accountants. Condemnation Defendants shall pay a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of City (that being the difference between the Independent Accountants’ determination and Condemnation Defendants’ determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total by which City’s determination and Condemnation Defendants’ determination differ from the determination of the Independent Accountants). City shall pay that portion of the fees and expenses of the Independent Accountants that Condemnation Defendants are not required to pay hereunder.

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(e)        Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within thirty (30) days (or such other time as the Parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties hereto.

(f)        Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by City or Condemnation Defendants, as the case may be.

2.16.4  Adjustments for Tax Purposes. Any payments made pursuant to Section 2.14 shall be treated as an adjustment to the Condemnation Price by the Parties for Tax purposes, unless otherwise required by Law.

2.17     Growth Premium.

2.17.1  Aggregate Amount. City shall pay to Condemnation Defendants an amount equal to the product of (a) three thousand dollars ($3,000) multiplied by (b) the number of New Accounts during the Growth Period up to a maximum of forty-five million dollars ($45,000,000) (the “Growth Premium”), payable in the manner provided in this Section 2.17. In no event will the Growth Premium exceed forty-five million dollars ($45,000,000) in the aggregate.

2.17.2 Quarterly Payments. On or before 45th day after the end of the calendar quarter following the Closing Date and each calendar quarter thereafter, and continuing until the 45th day after the expiration of the Growth Period, City shall provide to Condemnation Defendants a list of New Accounts during the preceding calendar quarter (or other applicable period) and shall pay to Condemnation Defendants an amount equal to the product of (a) three thousand dollars ($3,000) multiplied by (b) the number of New Accounts during such calendar quarter (or other applicable period), until the total payments pursuant to this Section 2.17.2 are equal to the total Growth Premium or the Growth Period expires, whichever first occurs. The first list and payment shall cover the period from January 1, 2015 through and including the end of the calendar quarter in which falls the Closing Date. Condemnation Defendants may, not more than once in any calendar year, and upon five (5) Business Days’ prior written notice, inspect the relevant books and records of City to confirm the accuracy of any list or lists of New Accounts and the Growth Premium payment calculations. Condemnation Defendants’ costs of such inspection shall be borne by Condemnation Defendants unless the results of the inspection determine that the prior Growth Premium payments by City are fifteen thousand dollars ($15,000) or more below the amount of the Growth Premium payments that should have been paid to Condemnation Defendants over the course of the four calendar quarters immediately preceding the inspection, in which case the costs of the inspection shall be paid by City. In the event the audit reveals any underpayment by City, City shall pay Condemnation Defendants, as soon as reasonably practicable, any and all unpaid amounts discovered by the inspection plus interest at a rate of 12 percent per annum on the amount of such underpayments. If City disputes

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the results of any such inspection, the Parties will use reasonable efforts to negotiate a prompt resolution to such dispute. City shall not delegate its obligations to make Growth Premium payments under this Section 2.17. Condemnation Defendants’ rights to receive their requisite Growth Premium payments under this Section 2.17 shall survive the Closing.

2.17.3  Security for Growth Premium.

(a)        Definitions. For purposes of this Section 2.17.3, the following terms shall have the respective meanings given to them below.

Bond means all outstanding Senior Bonds, WIF A Loan Agreements and outstanding Subordinate Obligations issued or incurred by City.

Net Revenues means that portion of the Revenues of the System remaining after deducting all funds for the Operation and Maintenance Expenses of the System. Net Revenues shall not include development fees imposed by City pursuant to Arizona Revised Statutes, Title 9, Chapter 4, Article 6.2 or any other fee imposed on a New Account for water service.

Operation and Maintenance Expenses means all costs and expenses incurred in connection with the operation, use and maintenance of the System, including, without limitation, all (i) repairs, additions and improvements to keep the System in an efficient and economical operating condition, (ii) payments of premiums for insurance carried on the System, (iii) payments of reasonable administrative expenses of City relating to the System, and (iv) generally all expenses of the System except depreciation and debt service payments related to any Bond.

Revenues means all income, moneys and receipts received by City, directly or indirectly, from the ownership, use or operation of the System including any waste material or by-products of the System, and also including investment income, but shall not include development fees imposed by City pursuant to Arizona Revised Statutes, Title 9, Chapter 4, Article 6.2 or any other fee imposed on a developer, builder or customer for a new water meter for water service however designated.

Senior Bonds means Senior Bonds (as defined in City’s Resolution No. 09-15) issued or incurred pursuant to Resolution No. 09-15 and secured as to payment by a first lien on the Net Revenues, but shall not include any WIFA Loan Agreements.

Subordinate Obligations means any bonds or other obligations issued or incurred by City pursuant to Resolution No. 09-15 and secured as to payment by a subordinate lien on the Net Revenues which, by the terms of such bond or other obligation are secured by a lien on Net Revenues that is subordinate to the lien on Net Revenues securing the Senior Bonds and the WIFA Loan Agreements.

System means (i) all of the assets, properties and facilities of City’s water system that lie within the boundaries of City, as now existing or hereafter modified, and (ii) all improvements, additions and extensions thereto and replacements thereof that are constructed or acquired and owned by City by purchase, contract or otherwise, and, in each such case under

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clauses (i) and (ii), provided the same are used or useful or held for use in the operation of City’s water system.

WIFA Loan Agreements means (i) all existing loan agreements entered into between City and WIFA, including those dated: November 20, 2009, as amended on December 5, 2014 (Loan #91Al40-10); April 5, 2013, as amended on December 5, 2014 (Loan #920239-13 and Loan #920241-13); and April 5, 2013, as amended on June 20, 2014 and December 5, 2014 (Loan #910158-13); and (ii) all WIFA Loan Agreements between City and WIFA that are entered into after the Closing and that are secured by the Net Revenues.

(b)        Security. The Growth Premium shall be payable solely from the Net Revenues that remain after all payments have been paid or set aside for payment of the Bonds and of any other obligations set forth in Resolution No. 09-15 (the “Third Position Net Revenues”). The Third Position Net Revenues are hereby pledged and assigned as security for the payment of the Growth Premium, subject to the prior liens securing the Bonds. This pledge and assignment of the Third Position Net Revenues made pursuant to this Section 2.17.3(b) shall be and constitutes a third and subordinate lien on and pledge of the Net Revenues.

(c)        Additional Source of Funds and Additional Security. In addition to the pledge and assignment of Third Position Net Revenues as provided above, the Growth Premium shall be payable from City’s receipt of (i) any development impact fee for potable water collected within the Territory after the Closing by City pursuant to Arizona Revised Statutes, Title 9, Chapter 4, Article 6.2 or (ii) any other fee, including fees under existing or future Line Extension Agreements and Advances in Aid of Construction agreements for potable water, however designated, collected within the Territory after the Closing by City (collectively, “Growth Premium Impact Fee”). The levy or imposition within the Territory after the Closing by City of any Growth Premium Impact Fee shall be a decision made by City exercising its sole and absolute discretion. If City levies or imposes a Growth Premium Impact Fee, the Growth Premium Impact Fee Revenues are hereby pledged and assigned as security for the payment of the Growth Premium as a first lien on the Growth Premium Impact Fee.

(d)        Limited Recourse. Except as provided, in this Sections 2.17.3, the Condemnation Defendants shall have no recourse against City for payment of the Growth Premium, whether against the City’s general revenues or otherwise.

(e)        Further Assurances. Upon and following the Closing Date, City and Condemnation Defendants shall execute and deliver such additional assurances that are consistent with City’s Resolution No. 09-15 and with the terms of this Section 2.17.3 and take such other actions consistent with City’s Resolution No. 09-15 and with the terms of this Agreement as shall be necessary, or reasonably acceptable to City and Condemnation Defendants, to confirm and assure the rights and obligations provided for in this Section 2.17 .3 and render effective the security for the Growth Premium contemplated hereby.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1        Representations and Warranties of Global Group. The Global Group, jointly and severally, represents and warrants to, and covenants with, City, as and at the date of this Agreement and as and at the Closing Date, as provided in this Section 3.1.

3.1.1     Corporate Status; Authority.

(a)        Global. Global Water is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power and authority (i) to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated herein and (ii) to carry on its business and to own or lease and to operate its properties and assets as and in the places where such business is conducted and such properties or assets are owned, leased, or operated. Global Water is the sole member of Global LLC.

(b)        Global LLC. Global LLC is a limited liability duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full power and authority (i) to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated herein and (ii) to carry on its business and to own or lease and to operate its properties and assets as and in the places where such business is conducted and such properties or assets are owned, leased, or operated. Global LLC is the sole shareholder of WMC.

(c)        WMC, Valencia and WUGB. Each of WMC, Valencia and WUGB is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona and has full corporate power and authority (i) to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated herein and (ii) to carry on its business and to own or lease and to operate its properties and assets as and in the places where such business is conducted and such properties or assets are owned, leased, and operated. Each of Valencia and WUGB is wholly owned by WMC.

(d)        Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all requisite action by each of the Global Group. Each of Global Group duly executed and delivered this Agreement by its duly authorized officer, manager or member. This Agreement and all documents and instruments to be delivered by each of the Global Group pursuant to this Agreement constitutes (or will constitute on its execution and delivery) the valid and legally binding obligation of each of them and is enforceable against each of them in accordance with their terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer and conveyance, receivership, moratorium, and similar laws affecting creditors’ rights generally, and to the availability of equitable remedies (whether asserted at law or in equity).

3.1.2  No Conflicts or Violations. The execution, delivery, and performance by each of the Global Group and the consummation of the transactions contemplated herein, do not and will not (a) conflict with or result in a violation or breach of or a default under (with or

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without the giving of notice or the lapse of time or both) (i) any Applicable Law applicable to it or any of its Affiliates or to any of its properties or assets, (ii) its articles of incorporation or organization, bylaws or operating agreement, or other organizational documents, as they may have been amended, or (iii) subject to obtaining the Consents set forth on the attached Schedule 3.1.3, any Contract to which it is a party or by which it or any of its properties or assets may be bound affected.

3.1.3     Consents. Except as set forth on the attached Schedule 3.1.3, no Governmental Approval or other Consent is required to be obtained or made by Global, Valencia or WUGB in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated herein.

3.1.4     Compliance with Applicable Law. To the Best of Knowledge the Global Group, each of Global, Valencia and WUGB is in material compliance with all Applicable Law governing, affecting or relating to its properties and assets, including the Assets, the Line Extension Agreements, the Employees and the affairs and conduct of the Business, including federal, state and local laws, statutes, ordinances, rules and regulations relating to equal employment opportunities, fair employment practices, occupational health and safety, wages and hours, and discrimination. Without limiting the generality of the foregoing, to the Knowledge the Global Group, Companies have satisfied all of their obligations to date with respect to the filing of annual reports with the ACC, ADWR, ADEQ and ADHS.

3.1.5     Account and Revenue Data. All customer account consumption and revenue data for the Companies for the periods ended on December 31, 2014, 2013, 2012, 2011 and 2010 and the period beginning January 1, 2015, and ending February 28, 2015, which Companies have furnished to City, is true, correct and complete in all material respects.

3.1.6     Financial Statements. Global Water has delivered to City true, correct and complete copies of the internal financial statements of Companies as at and for the periods ended on December 31, 2014, 2013, 2012, 2011 and 2010 and the internal financial statements of Companies as at and for the period beginning January 1, 2015, and ending February 28, 2015, (collectively, the “Financial Statements”), including in each case a balance sheet and a statement of income. The Financial Statements are consistent with the internal books and records of Companies. The annual Financial Statements are audited on a consolidated basis. The Financial Statements have been prepared and maintained on the accrual method of accounting and in accordance with GAAP and the NARUC Uniform Systems of Accounts for water utilities. The Financial Statements do not omit any material asset or liability of Companies and are consistent with the internal books and records of Companies.

3.1.7     No Undisclosed Liabilities. Companies have no material liabilities, indebtedness, guarantees or obligations of any kind or nature, whether known or unknown, absolute, accrued, fixed or contingent, disputed or undisputed, matured or unmatured, liquidated or unliquidated, secured or unsecured, or otherwise and whether due or to become due except (a) as set forth on the attached Schedule 3.1.7; (b) as and to the extent reflected, disclosed or reserved against in the Financial Statements; (c) liabilities of the type that are not required by GAAP to be reflected in the Financial Statements; and (d) liabilities incurred since December 31, 2014 in the ordinary course of business consistent with past practice. Without limiting the

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foregoing, except to the extent specifically disclosed in Schedule 3.1.7 and to the Best of Knowledge of the Global Group, there are no material:

(a)        overcharges to Customers;

(b)        due and unpaid refunds under any Line Extension Agreement; and

(c)        due and unrefunded Customer Deposits.

3.1.8    No Changes. Except as set forth on the attached Schedule 3.1.8, since December 31, 2014, Companies have conducted the Business only in the ordinary course of business. Without limiting the generality of the foregoing sentence, since such date there has not been:

(a)        any material adverse change in the financial condition, results of the Business, the Assets, and liabilities of Companies or material adverse change in the Companies’ contractual relations with any developer, builder or other Person who is a party to a Line Extension Agreement or with any of the other party to the Assigned Contracts; or

(b)        any notice to Companies of (i) termination of any Assigned Contract, except in the ordinary course of business and consistent with past practice, or (ii) any default by Companies under any Assigned Contract.

3.1.9    Taxes. Except as set forth on Schedule 3.1.9:

(a)        Companies have filed all Tax Returns that Companies were required to file prior to the date of this Agreement, and all such Tax Returns are correct and complete in all material respects;

(b)        all Taxes owed by Companies (whether or not shown on any Tax Return) with respect to Tax Returns the due date of which preceded the date of this Agreement have been paid;

(c)        to the Best of Knowledge of the Global Group, there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes or deficiencies against Companies, and there are no pending or, to the Knowledge of the Global Group, threatened examinations, audits, disputes or other proceedings concerning Companies’ liability for any Taxes, and no issues have been raised with Companies in any examination by any taxing authority that could reasonably be expected to result in a proposed deficiency or assessment for any tax period following the Closing Date;

(d)        there will be no Liens relating or attributable to Taxes on any of the Assets as of the Closing Date;

(e)        Companies have, and as of the Closing Date will have, withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any Employee, director, shareholder, independent contractor, creditor, or other Person; and

(f)        City shall have no transferee liability for any Taxes of Companies.

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3.1.10  Litigation. Except as set forth on the attached Schedule 3.1.10, (a) there is no action, claim, lawsuit, proceeding, arbitration, grievance, citation, summons, subpoena or investigation of any nature, civil, criminal, regulatory (including any ACC complaint or proceeding), or otherwise, at law or in equity, pending or, to the Knowledge of the Global Group, threatened against Companies, the Assets or any of them, or the Business, or relating in any way to the transactions contemplated by this Agreement (whether as to its validity, enforceability, performance or otherwise), (b) neither Companies nor any of the Assets is a party to, subject to, or bound by any decree, order, injunction, settlement agreement, or arbitration decision or award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Authority) with respect to or affecting the properties, assets, personnel or business activities of Companies or that would prevent or restrict Companies from entering into and performing this Agreement, and (c) no citation, fee, or penalty has been levied or asserted against Companies under any Environmental Laws or by the ACC or any other Governmental Authority within the three years prior to the date of this Agreement, and no such citation, fee or penalty is currently pending or outstanding.

3.1.11  All Assets. Except for the Excluded Assets and the Non-Owned Assets, the Assets include all properties, assets, rights, licenses, agreements and contracts, the use of which are necessary for the continued conduct of the Business substantially in the manner as it has been conducted, including the service of all Customers in substantially the same manner and substantially the same service levels as provided by Companies on the date of this Agreement.

3.1.12  Title to Assets. Except as set forth on the attached Schedule 3.1.12, Companies have, at and as of the date of this Agreement and will have at and as of the Closing Date, good and marketable title to all of the Assets free and clear of any Liens. Except as set forth on the attached Schedule 3.1.12, upon the Closing (but not before), City will have and receive good and marketable title to, and possession of, all of the Assets free and clear of any Liens. Companies shall pay in full all Liens on the Assets at or prior to the Closing Date. Notwithstanding the foregoing, Companies shall cause the exceptions on Schedule 3.1.12 to be removed on or before the Closing.

3.1.13  Receivables. Companies shall deliver to City, no sooner than ten (10) Business Days before and no later than three (3) Business Days before the Closing Date, a schedule of all Customer Accounts. The schedule of Customer Accounts will be true, correct and complete in all material respects.

3.1.14  Accounts Payable. Companies shall deliver to City, no sooner than ten (10) Business Days before and no later than three (3) Business Days before the Closing Date, a schedule of all accounts payable of Companies as of the delivery date. The schedule of accounts payable delivered by Companies to City will be true, correct and complete in all material respects.

3.1.15  Contracts.

(a)        The attached Schedule 3.1.15 contains a complete and accurate list of all material agreements, contracts, commitments, and other instruments and arrangements (whether written or oral) of the types described below by which any of Companies or any of their assets,

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businesses, or operations receive benefits or to which any of Companies is a party or by which any of the Companies is bound (collectively the “Contracts”):

(i)        leases, licenses, permits, franchises, insurance policies, warranties, guarantees, Governmental Approvals, and other contracts concerning or relating to Companies’ real property,

(ii)       contracts for capital expenditures in excess of $20,000 each;

(iii)      performance bonds, collection bonds, bid bonds, suretyship agreements and similar instruments;

(iv)      agreements providing for the leasing to or by Companies of personal property if the agreement is an Assumed Liability;

(v)       Line Extension Agreements; and

(vi)      agreements or instruments under which Companies have acquired or hold water rights.

(b)        Copies of Contracts. Global Water has delivered to City true, complete and correct copies of all written Assigned Contracts, and all amendments, supplements, addenda, side agreements, renewals or extensions thereto. The Assigned Contracts do not include any oral Contracts.

(c)        Contracts Enforceable. To the Best of Knowledge the Global Group, all of the Contracts are in full force and effect and are enforceable against each party thereto in accordance with their terms. Companies have not released any material right or benefit under any of the Contracts. Except as set forth on the attached Schedule 3.1.3, no Consent of any third party is required under any Contract as a result of or in connection with, and the enforceability of any Contract will not be affected in any manner by, the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated herein.

(d)        No Association Membership. Companies are not a member of any property owner’s association.

3.1.16  Water Rights. The only water rights claimed by Companies as a basis to withdraw and deliver water to existing Customers and future customers of Companies are (a) the Service Area rights, (b) the rights set forth in Companies’ CC&Ns, and (c) the rights of Companies to water, permits, contracts, subcontracts and other water related rights set forth in the attached Schedule 2.1(h). To the Knowledge of the Global Group, the water rights described above are all of the water rights that are needed for, or used by, Companies to operate the Business as of the date hereof in a manner consistent with Companies’ prior practice.

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3.1.17  Environmental Matters.

(a)        Except as disclosed on the attached Schedule 3.1.17, to the Knowledge of the Global Group, since December 31, 2012, (i) Companies have not received any notice, citation, administrative ruling, summons, complaint, order, decree or other written communication alleging that Companies are not in material compliance with any applicable Environmental Laws, that remains unresolved, and (ii) there is no claim pending or, to the Knowledge of the Global Group, threatened against Companies relating to any alleged or actual violation of any Environmental Laws.

(b)        Except as disclosed on the attached Schedule 3.1.17, to the Knowledge of the Global Group there are no underground storage tanks or underground gasoline, diesel or similar tanks located at any of the Owned Real Property or any of the Leased Real Property.

(c)        To the Knowledge of the Global Group, Global Water has provided or made available to City all (and has not withheld from City any) assessments, studies, analyses, reports and test results, in the possession, custody, or control of the Global Group dated after December 31, 2012, relating to the environmental conditions on, under, or about any of the Owned Real Property or any of the Leased Real Property.

3.1.18  Line Extension Agreements. To the Best of Knowledge of the Global Group, Schedule 2.1(c), lists each and every Line Extension Agreement and correctly and accurately shows for each such agreement, at and as of the date of this Agreement: (a) all advances received by Companies and (b) all funds subject to refund pursuant to the agreement. No sooner than ten (10) Business Days before and no later than three (3) Business Days before the Closing Date, Companies shall deliver to City an updated schedule showing all of such information as of the date of delivery, and the schedule delivered by Companies to City will, to the Best of Knowledge of the Global Group be true, correct and complete in all material respects. To the Best of Knowledge of the Global Group, Companies have delivered to City true, correct and complete copies of all of the Line Extension Agreements, including all amendments, modifications, supplements, extensions and renewals thereof.

3.1.19  Brokers. All negotiations relating to this Agreement and the transactions contemplated herein have been carried on without the participation of any Person acting on behalf of the Global Group or any of their Affiliates in any way or manner as to give rise to any valid claim against the Global Group, or any of their Affiliates, or City for any broker’s or finder’s commission, fee, or similar compensation, or for any bonus payable to any shareholder, director, officer, employee, agent, or sales representative of or consultant to any of the Global Group or any of their Affiliates by reason of the Parties entering into this Agreement or upon the consummation of the transactions contemplated herein or otherwise, except to the extent officers or employees of Global or Companies might receive bonuses in connection with the transactions contemplated herein, so long as such bonuses are paid from the Closing Payment or the Aggregate Growth Premium and otherwise not from Companies’ funds.

3.2        Representations and Warranties of City. City represents and warrants to and covenants with, the Global Group, as and at the date of this Agreement and as of the Closing Date, as provided in this Section 3.2:

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3.2.1     Status; Authorization. City is an Arizona municipal corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona with full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by City of this Agreement, and the consummation of the transaction contemplated herein, have been duly authorized by all requisite action of City. City has duly executed and delivered this Agreement. This Agreement and all documents and instruments to be delivered by City under this Agreement constitute (or will constitute on their execution and delivery) the valid and legally binding obligation of City enforceable against City in accordance with their terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer and conveyance, receivership, moratorium, and similar laws affecting creditor’s rights generally, and to the availability of equitable remedies (whether asserted at law or in equity).

3.2.2     No Conflicts. The execution, delivery, and performance by City of this Agreement and the consummation of the transactions contemplated herein do not and will not conflict with or result in a violation of or under (with or without the giving of notice or the lapse of time or both) (i) any Applicable Law applicable to City or any of its properties or assets or (ii) any contract to which City is a party or by which it or any of its respective properties or assets may be bound or affected.

3.3        General Provisions regarding Representation and Warranties. The following provisions shall apply to all representations and warranties of any of the Parties to this Agreement:

3.3.1     No Other Representation or Warranties. Each Party to this Agreement hereby expressly acknowledges and agrees that it has not relied on, and no other Party has made, any representation or warranty, expressed or implied (all implied warranties being hereby expressly disclaimed), except for those representations and warranties that are expressly set forth in the Agreement.

3.3.2     Specific Overrules General. To the extent that any matter is addressed by a specific representation or warranty, any more general representation shall be deemed not to apply to such a matter.

3.3.3     One Disclosure Suffices. Anything that is duly disclosed to City pursuant to this Agreement, including on any Schedule hereto, shall be deemed to have been disclosed on all applicable schedules to this Agreement.

3.3.4     AS-IS WHERE-IS CONDITION: CITY ACKNOWLEDGES THAT NO MEMBER OF THE GLOBAL GROUP HAS MADE ANY REPRESENTATIONS OR WARRANTIES OR COVENANTS THAT ARE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT OR INSTRUMENT ATTACHED HERETO OR DELIVERED PURSUANT TO THE PROVISIONS OF THIS AGREEMENT. EXCEPT FOR THOSE REPRESENTATIONS, WARRANTIES, AND COVENANTS EXPRESSLY SET FORTH HEREIN: (A) CITY IS ACQUIRING THE ASSETS AND ASSUMED LIABILITIES IN THEIR “AS-IS WHERE-IS” CONDITION AND THAT IT IS RELYING UPON ITS OWN INVESTIGATION AND ANALYSIS; (B) CITY HAS NOT

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RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF ANY MEMBER OF THE GLOBAL GROUP OR ANY AGENT OR EMPLOYEE OF THE GLOBAL GROUP WHICH IS NOT SET FORTH IN THIS AGREEMENT; (C) CITY HAS CONDUCTED SUCH INSPECTIONS AND INVESTIGATIONS REGARDING THE ASSETS AS CITY DEEMS NECESSARY AND SHALL RELY UPON SAME (AND NOT ON ANY REPRESENTATION, INFORMATION OR DOCUMENTATION RECEIVED FROM THE GLOBAL GROUP THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT); AND (D) CITY FURTHER ACKNOWLEDGES AND AGREES THAT THE PROVISIONS OF THIS SECTION 3.3.4 WERE A MATERIAL FACTOR IN THE DETERMINATION OF THE CONDEMNATION PRICE.

3.3.5     ACKNOWLEDGEMENT. THE GLOBAL GROUP ACKNOWLEDGES THAT CITY HAS MADE NO REPRESENTATIONS OR WARRANTIES OR COVENANTS THAT ARE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT OR INSTRUMENT ATTACHED HERETO OR DELIVERED PURSUANT TO THE PROVISIONS OF THIS AGREEMENT. THE GLOBAL GROUP ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES OF THE GLOBAL GROUP IN THIS SECTION 3.1 WERE AND ARE A MATERIAL INDUCEMENT TO CITY ENTERING INTO THIS AGREEMENT.

ARTICLE 4

ADDITIONAL COVENANTS

4.1        Transferred Employees.

4.1.1     Employees. City shall offer employment to all of the employees of Global Water listed on Schedule 4.1.1 (the “Employees”) at his or her same base salary or hourly wage (which salaries and wages Companies have delivered to City and which the Global Group represents to City are true and correct) and otherwise upon such terms and conditions as City determines in its sole discretion, and subject to City’s normal hiring policies and procedures. City shall employ, as of the day after the Closing Date, the Employees who accept City’s offer of employment and who satisfy City’s normal hiring policies and procedures (each a “Transferred Employee”). Global Water shall terminate its employment of each Transferred Employee on such date. Each Transferred Employee shall be employed by City for a period of twenty (20) weeks after the Closing Date, subject to earlier termination for cause. Effective on the Closing Date, each Transferred Employee shall be entitled to the same employee benefits that are available to similarly situated new employees of City and on the same basis they are so provided or offered to such new employees of City (including health insurance coverage effective as of the day after the Closing Date). A Transferred Employee who desires to be employed by City after the expiration of such twenty (20) week period must apply for employment with City in accordance with City’s policies and procedures and Applicable Law.

4.1.2     Pre-Closing Pay. Global Water shall be responsible for paying all, and City shall have no responsibility for paying any, of the severance compensation or benefits of any and every kind and description, including without limitation base pay, salaries, wages, bonuses, commissions, severance and vacation, sick days and personal time off, accrued or

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earned by or otherwise payable to each Transferred Employee through and including the Closing Date and for each other Employee through and including his or her termination of employment by Global Water.

4.2        Conduct of Business.

4.2.1     Preservation of Business. From the date of this Agreement and through and including the Closing Date (and thereafter with respect to any covenant or agreement extending beyond the Closing Date), unless otherwise consented to by City in writing, Companies shall: (a) carry on the Business in, and only in, the ordinary course and consistent with their prior practice; (b) maintain the Assets in the same operating condition and repair as at the date of this Agreement, ordinary wear and tear excepted; (c) use reasonable efforts to preserve intact their present business organizations; (d) use reasonable efforts to preserve their relationships with Customers, developers, builders, vendors, suppliers and others having business dealings with Companies; (e) use reasonable efforts to keep available to City the opportunity to employ the Employees; and (f) keep and maintain in full force and effect all of their existing insurance policies with respect to the Assets or the Business; all with the goal and intent that the goodwill and ongoing Business shall be in all material respects unimpaired as of the Closing Date.

4.2.2     Consent Required. From the date of this Agreement and through and including the Closing Date (and thereafter with respect to any covenant or agreement extending beyond the Closing Date), unless otherwise consented to by City in writing, Companies shall not: (a) except in the ordinary course of the conduct of the Business and consistent with Companies’ past practice, enter into any contract or commitment, incur any liability (absolute or contingent), waive any right, or enter into any other transaction that could materially and adversely affect the Assets or the Business; (b) permit any Lien (monetary or otherwise) to be imposed on or placed against any of the Assets (and, if so imposed or placed, shall cause the same to be removed prior to the Closing Date); (c) change any compensation or benefits payable to or in respect of any Employee, except for normal annual cost of living and/or merit increases in the ordinary course of the conduct of the Business and consistent with Companies’ past practice; or (d) take or omit to take any action that, if taken or omitted prior to the date of this Agreement, would constitute a breach of any of the representations or warranties of Companies in this Agreement or in any of the Schedules.

4.3        Further Actions.

4.3.1     Good Faith Efforts. City and Companies agree to use reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated herein as soon as is reasonably possible, including by way of illustration obtaining the Final Order.

4.3.2     Obtain Consents. Except for the approvals required for transfer of the CAP agreements which will be obtained on a post-closing basis, City and Companies shall, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by it pursuant to Applicable Law in connection with this Agreement and the consummation of the transactions contemplated herein.

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City and Companies, as promptly as practicable, shall use all reasonable efforts to obtain all Consents (including, without limitation, all Governmental Approvals and Consents required under any Contract) necessary to be obtained hereunder in order to consummate the transactions contemplated herein.

4.3.3     Cooperation. City and Companies shall, and shall cause each of their Affiliates to, coordinate and cooperate with one another in exchanging such information and providing such assistance as may be reasonably requested by a Party in connection with the filings and other actions contemplated in this Agreement.

4.3.4     Notification. At all times prior to the Closing Date, City and Companies shall promptly notify one another in writing of any fact, condition, event, or occurrence that will or may result in the failure of any of the conditions precedent contained in Article 5, promptly upon becoming aware of the same.

4.3.5     Access to Companies. Unless and until this Agreement is terminated in accordance with Article 7, until the Closing Date, Companies shall, unless prohibited by Applicable Law, provide to City and its employees, consultants, and representatives complete access to Companies’ facilities, plants, properties, assets, books, records, contracts, agreements, ACC filings and directives, ADWR filings and directives, ADEQ filings and directives, and other information reasonably requested by City or its employees, consultants or representatives, and Global Water and Companies shall cause the officers, employees, consultants, and other agents and representatives of Companies to cooperate fully with City and its officers, employees, attorneys, accountants, consultants, advisers, and other agents and representatives in connection with City’s due diligence investigation and integration planning.

4.3.6     City’s Due Diligence. In addition to the provisions of Article 5 below, commencing on the date of this Agreement and continuing until the Closing Date, City may conduct a due diligence review, investigation and inquiry respecting the Assets, the Assumed Liabilities, and the Business and including, without limitation, the following: (i) an engineering review of all of Companies’ assets; (ii) a review of Companies’ employee records to the extent permitted under Applicable Law; (iii) volumetric consumption data and other customer data; (iv) a review of existing Line Extension Agreements and any similar agreements; (v) a financial analysis and projection of revenues, expenses and capital expenditures; and (vi) such other matters as City deems relevant in its discretion. For the avoidance of doubt, the obligation of City to proceed to Closing is not subject to City’s satisfaction with any further due diligence investigation (other than relating to the updating of Schedules pursuant to Section 4.11).

4.3.7     City’s Acknowledgments. The assets described on Schedule 4.3.7 (the “Non-Owned Assets”) are not owned by the Condemnation Defendants and are not included in the Assets. City acknowledges that it will need to, if it so desires, secure replacements or substitutes for the Non-Owned Assets. Condemnation Defendants make no representation or warranty that the Assets are all assets City will require for continued operation of the Business. City is not acquiring any assets of Condemnation Defendants that are not used by the Condemnation Defendants in the ordinary course of the Business.

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4.3.8     Coverage. During the Growth Period, City agrees to comply with the provisions of Section 9 of City’s Resolution No. 09-15 (as it exists on the date hereof) adopted by its mayor and council on March 17, 2015.

4.4        Further Assurances. Upon and following the Closing Date, City and Condemnation Defendants shall, and shall cause each of their Affiliates to, from time to time and without any additional consideration, execute and deliver such additional stipulations, instruments, documents, conveyances, or assurances consistent with the terms of this Agreement and take such other actions consistent with the terms of this Agreement as shall be necessary, or otherwise reasonably requested by any other Party, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby. In the event this Agreement does not proceed to Closing, is terminated, or both, City and Condemnation Defendants shall, and shall cause each of their Affiliates to, from time to time and without any additional consideration, execute and deliver such additional stipulations, instruments, documents, conveyances, or assurances, consistent with Article 7.

4.5        Notice to ACC. After the Closing, and after entry of the Final Order of Condemnation, Valencia will file a notice with the ACC that the Assets have been condemned and that its status as public service corporation has been terminated by the Court, and requesting that the ACC reflect the termination of the CC&Ns on the records of the ACC.

4.6        Transition Services Agreement. On the Closing, Companies and City agree to enter into a Transition Services Agreement in the form attached as Exhibit D, providing for operational and management assistance to be provided by Companies or their Affiliates to City after the Closing Date for the period of time set forth therein. The Transition Services Agreement may include a form of a nonexclusive license to City for the use of FATHOM, if and to the extent provided therein.

4.7        Costs of Transaction. Except as expressly provided otherwise in this Agreement, each Party and each Party’s Affiliates shall bear their own costs and expenses, including the fees and costs of attorneys, accountants, financial advisors and consultants, in connection with the negotiation, due diligence investigation, preparation and consummation of this Agreement and the transactions contemplated in this Agreement. There shall be no proration of any item of cost or expense relating to the Assets except as expressly provided in this Agreement.

4.8        Public Announcements. No Party, no Party’s Affiliates, and no shareholders, directors, officers, employees, agents or representatives of a Party or its Affiliates, shall issue any press release or make any public disclosure or announcement (or any statement that a reasonable natural person might believe could result in a public disclosure) with respect to this Agreement or the transactions contemplated hereunder, unless City and Global agree in writing on the text and timing thereof; provided, however, nothing contained in this Section 4.8 shall prevent a Party at any time from furnishing any information to any Governmental Authority if required by Applicable Law or to comply with any Applicable Law. Unless otherwise required by an Applicable Law or a Governmental Authority or under this Agreement, each Party agrees that such Party and such Party’s shareholders, directors, officers, employees, agents and those of its

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Affiliates shall keep in strict confidence the fact and the content of the negotiations and agreements concerning the transactions contemplated in this Agreement until such time as City and Global Water agree on a press release or public announcement or otherwise consent in writing.

4.9        Confidentiality Agreement. City and Global Water have entered into the confidentiality letter agreement dated November 8, 2012, as extended by letter agreement dated September 2, 2014 (the “Confidentiality Agreement”). Section 7 of the Confidentiality Agreement is hereby amended to be consistent with the provisions of Section 4.1.1 of this Agreement. The Confidentiality Agreement otherwise shall continue in accordance with its terms until the Closing, at which time it shall terminate. In addition, City will, within ninety (90) days after the Closing Date, delete from information delivered by Companies to City on or prior to the Closing Date all of the information that City determines in good faith does not relate either to (a) the water utility system being condemned by City, (b) the Assets and the Assumed Liabilities, or (c) any of the covenants or obligations of City or the Global Group under this Agreement.

4.10      Retention of Excluded Books and Records. The Global Group shall maintain and retain, at a site in Maricopa County, Arizona, all of the Excluded Books and Records that in any way pertain to the Business or the Assets for a period of seven (7) years after the Closing Date. City shall have the continuing right to inspect and copy any or all of such Excluded Books and Records after the Closing Date from time to time during normal business hours and upon reasonable notice to Global Water for the entire seven (7) year period after the Closing Date. Similarly, Companies shall have the continuing right to inspect and copy after the Closing Date any and all of Companies’ books and records acquired by City hereby from time to time during normal business hours and upon reasonable notice to City for the entire seven (7) year period after the Closing Date.

4.11      Supplementation and Correction of Information. From time to time prior to the Closing, the Global Group shall have the right (but not the obligation) to supplement or amend the Schedules hereto with respect to any matter hereafter arising after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.2.1 have been satisfied; provided, however, that if the Global Group notifies City in writing at the time of the delivery of any Schedule Supplement that such Schedule Supplement would cause the condition set forth in Section 6.2.1 not to be satisfied, City shall have ten (10) Business Days to request any supplemental information relevant to the Schedule Supplement that City in its reasonable discretion deems necessary or desirable and the Global Group shall promptly provide City with such supplemental information. If City does not notify the Global Group in writing within ten (10) Business Days after receipt by City of all such supplemental information that City has elected to terminate this Agreement, then the delivery of any such Schedule Supplement will be deemed to have cured any inaccuracy in or breach of representation or warranty that otherwise might have existed hereunder and City shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such new matter and, further, shall have irrevocably waived its right to indemnification with respect to such new matter. In the event the

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Global Group provides a notice set forth in this Section 4.12 along with a Schedule Supplement, the Global Group shall also promptly provide any additional information relating thereto as City may reasonably request.

ARTICLE 5

REAL PROPERTY

5.1        Escrow Agent and Instructions. Promptly after execution of this Agreement by the Parties, an escrow (the “Escrow”) shall be opened with Escrow Agent to facilitate the consummation of the condemnation of the Owned Real Property pursuant to this Agreement.

5.1.1     Escrow Instructions. This Article 5 constitutes escrow instructions to Escrow Agent. However, if required by Escrow Agent, City and Companies shall execute and deliver to Escrow Agent printed form escrow instructions to the extent they are consistent with this Agreement. In the event of any conflict between the provisions of the printed form escrow instructions and this Agreement or any deed, instrument or document in connection with the transactions contemplated herein, the provisions of this Agreement or such deed, instrument or document shall control. No provision of the escrow instructions shall excuse any non-performance by a Party of such Party’s covenants and obligations under this Agreement or such deed, instrument or document.

5.1.2     Escrow Agent’s Acceptance. The assignment by Escrow Agent of an escrow number to this transaction and the opening of the Escrow by Escrow Agent shall constitute Escrow Agent’s acceptance of the instructions to, and the obligations of, Escrow Agent as set forth in this Article 5 and, if applicable, the printed form escrow instructions.

5.1.3     Date Escrow Opened. Escrow Agent shall notify the Parties in writing of the date on which it received fully executed copies of this Agreement and which notice is Escrow Agent’s further agreement to act as Escrow Agent hereunder.

5.1.4     Closing of Escrow. The conveyance and acquisition of the Owned Real Property and the consummation of the transactions contemplated in this Article 5 shall occur on the Closing. City and Companies each authorize Escrow Agent on the Closing Date (but not before) to: (a) execute an affidavit of real property value as required by Arizona law; and (b) deliver the Final Order in a recordable form to the Maricopa County Recorder for recording to vest title to the Assets in City.

5.1.5     Code Reports. Escrow Agent is the party responsible for closing the transactions related to the Owned Real Property within the meaning of Code Section 6045(e)(2)(A). Escrow Agent shall file all necessary information reports, returns and statements (collectively, “Reports”) regarding such transactions as are required by the Code, including, but not limited to, the reports required under Code Section 6045. Escrow Agent further agrees to indemnify and hold Companies, City and their respective attorneys harmless for, from and against any and all claims, costs, liabilities, penalties, and expenses resulting from Escrow Agent’s failure to file, or incorrectly filing, the Reports that Escrow Agent is hereby required to file.

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5.1.6     Property Taxes and Escrow Fees. Escrow fees shall be paid one-half by City and one-half by Companies. Companies shall pay on or before the Closing Date all real property taxes and assessments and other similar taxes and any interest and penalties, on Owned Real Property that would be a Lien on any Owned Real Property at or as of the Closing Date. Notwithstanding the foregoing or any other provisions of this Agreement to the contrary, on or before that Closing Date, Companies shall pay or cause to be paid ‘all real property taxes and any interest and penalties on the Owned Real Property that are due and unpaid as of the date of this Agreement or the Closing Date pursuant to ARS Section 12-1124.

5.1.7     No New Assessments. Companies shall not, without the prior written consent of City, in its discretion, consent to the imposition of any assessment against the Owned Real Property if such assessment would be required to be paid, in whole or in part, by City. Companies shall give City timely written notice of any proposed governmental action, including, but not limited to, the formation of an improvement district or other similar district that could result in the imposition of assessments against the Owned Real Property.

ARTICLE 6

CONDITIONS PRECEDENT; CLOSING DELIVERIES

6.1        Conditions to Obligations of All Parties. The obligations of each of the Parties to consummate the transactions contemplated by this Agreement shall be and are subject to the fulfillment on or prior to the Closing Date, or the written waiver by all of the Parties, of each of the following conditions, which each Party agrees to use reasonable efforts in good faith to fulfill or cause to be fulfilled:

6.1.1     Final Order. The Court in the Condemnation Action shall have signed and entered the Final Order and, if any third party has formally intervened in the Condemnation Action, all appeal periods shall have run with no appeals having been filed (or, if any appeals have been filed, they have been decided in favor of the Parties), and the Final Order shall not have been recorded with the Maricopa County Recorder’s office prior to Closing.

6.1.2     Injunction. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law, including any order, injunction, decree, or judgment of any court or other Governmental Authority. No court or other Governmental Authority shall . have determined Applicable Law to make illegal the consummation of the transactions contemplated hereby, and no proceeding with respect to the application of any such Applicable Law to such effect shall be pending.

6.2        Conditions to Obligations of City. The obligations of City to consummate the transactions contemplated hereby shall be subject to the fulfillment (or wavier by City, in its sole discretion) on or prior to the Closing Date of the following additional conditions:

6.2.1     Representations and Performance. The representations and warranties of the Global Group contained in this Agreement shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date. Condemnation Defendants shall have duly performed and complied in all material respects with all covenants and agreements and

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conditions required by this Agreement to be performed or complied with by Condemnation Defendants prior to or on the Closing Date.

6.2.2     Condemnation Compensation. No Persons will be entitled to any compensation or remuneration under the Condemnation Action other than Companies.

6.2.3     Financing. City shall have received the proceeds of, and there shall have closed, the sale of bonds or other financing in an amount sufficient, in City’s sole discretion, to finance the Closing Payment and such costs and expenses relating to such financing, incurred in connection with entering into or in performing this Agreement as City determines in its sole discretion (the “Financing”).

6.2.4     Consents and Governmental Approvals. All Consents (including by way of illustration Consents to the assignment of the Assigned Contracts) and all Governmental Approvals required prior to the Closing of the transactions contemplated in this Agreement shall have been obtained.

6.2.5     Final Order. Condemnation Defendants shall have complied with Sections 2.2, 2.3 and 2.4 and the court shall have entered the Final Order.

6.2.6     Tax Clearance. Companies shall have delivered to City on or before the Closing Date a response from the Arizona Department of Revenue to Companies’ tax clearance application to the Arizona Department of Revenue that Companies are in good standing in all material respects.

6.2.7     Other Documents. Condemnation Defendants will deliver to City or the Escrow Agent as applicable on or before the Closing Date:

(a)        a Transition Services Agreement duly executed by Condemnation Defendants;

(b)        an Assignment and Assumption Agreement in the form attached hereto as Exhibit E, duly executed by Condemnation Defendants;

(c)        such other evidence of the performance of all covenants and satisfaction of all conditions required of Condemnation Defendants by this Agreement, at or prior to the Closing Date, as City or its counsel may reasonably require;

(d)        an affidavit in such form as is acceptable to Escrow Agent and to the Parties stating under penalty of perjury that neither of Companies is a “foreign person,” as such term is defined in Code Section 1445(f)(3);

(e)        wire transfer instructions for the payment of the Closing Payment, which shall be furnished by Companies to Escrow Agent at least three (3) Business Days before the Closing Date; and

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(f)        the titles to all vehicles to be sold hereunder to City duly endorsed for transfer to City by Condemnation Defendants and WMC, as applicable.

6.2.8     No Other Conditions. City acknowledges and agrees that there are no conditions to its obligations under this Agreement that are not expressly set forth herein. By way of example, and not limitation, City’s obligations under this Agreement are not contingent upon approval by the ACC, but the Condemnation Defendants acknowledge that City has no control over the acts of non-Parties, such as a non-Party’s challenge to the Final Judgment or Final Order or to City’s bond financing.

6.3        Conditions to Obligations of Condemnation Defendants. The obligation of Condemnation Defendants to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Condemnation Defendants in their sole discretion), on or prior to the Closing Date, of the following additional conditions:

6.3.1     Representations, Performance. The representations and warranties of City contained in this Agreement shall be true and correct in all material respects at and as of the date hereof, and as of the Closing Date. City shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by City prior to or on the Closing Date.

6.3.2     Action by Governmental Authority. No Governmental Authority shall have taken or threatened to take any action that could, in the Global Group’s reasonable discretion, have a material adverse effect on any member of the Global Group or its Affiliates.

6.3.3     Final Order. City shall have complied with Sections 2.2, 2.3 and 2.4 and the court shall have entered the Final Order.

6.3.4     Condemnation Price and Other Documents. City will deliver to Condemnation Defendants or the Escrow Agent at or prior to Closing:

(a)        the Closing Payment in the manner specified in Section 2.13, subject to adjustment in Section 2.16;

(b)        a Transition Services Agreement duly executed by City;

(c)        an Assignment and Assumption Agreement duly executed by City;

(d)        if issued and entered by the court, the Final Order in a recordable form for recording on, but not prior to, the Closing Date; and

(e)        such other evidence of the performance of all covenants and satisfaction of all conditions required of City by this Agreement, at or prior to the Closing Date, as Condemnation Defendants or their counsel may reasonably require.

6.3.5     No Other Conditions. Condemnation Defendants acknowledge and agree that there are no conditions to its obligations under this Agreement that are not expressly set forth herein. By way of example and not limitation, the Condemnation Defendants’ obligations

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under this Agreement are not contingent upon approval by the ACC, but City acknowledges that the Condemnation Defendants have no control over the acts of non-Parties, such as a non-Party’s challenge to the Final Judgment or Final Order or to City’s bond financing.

ARTICLE 7

TERMINATION

7.1        Termination. This Agreement may be terminated at any time prior to the Closing Date: (a) by City by written notice to Condemnation Defendants (i) pursuant to either Section 2.11 or Section 4.11, or both, (ii) if the representations and warranties of Condemnation Defendants shall not have been true and correct in all material respects as of the date when made or (iii) if any of the conditions set forth in Section 6.1 or 6.2 shall not have been, or if it becomes apparent to City in its reasonable discretion that any of such conditions will not be, fulfilled by 5:00 p.m. Phoenix, Arizona time on July 15, 2015, unless such failure shall be due to the failure of City to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing Date; or (b) by Condemnation Defendants by written notice to City if (i) the representations and warranties of City shall not have been true and correct in all material respects as of the date when made or (ii) any of the conditions set forth in Section 6.1 or 6.3 shall not have been, or if it becomes apparent to Condemnation Defendants in their reasonable discretion that any of such conditions will not be, fulfilled by 5:00 p.m. Phoenix, Arizona time on July 15, 2015, unless such failure shall be due to the failure of Condemnation Defendants to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing Date.

7.2        Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 7.1: (a) this Agreement shall terminate and have no further force or effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any Party hereto, or any of its Affiliates or any of its or its Affiliates’ directors, officers, employees, agents, consultants, representatives, advisers, or stockholders, except: (i) as specified in Subparagraphs (b) and (c) below; or (ii) for any liability resulting from such Party’s material breach of this Agreement; (b) City shall deliver to Condemnation Defendants or destroy (and, if destroyed, will so represent to Condemnation Defendants) all materials delivered to or acquired from Condemnation Defendants by City (“Condemnation Defendants’ Materials”), shall agree on a stipulation to dismiss the Condemnation Action with prejudice (with the Parties to bear their own attorneys’ fees and costs) (“Stipulation of Dismissal with Prejudice”), and the Final Judgment, Partial Satisfaction of Judgment and Final Order, as applicable, shall be (i) deemed void and of no effect and (ii) simultaneous with the filing of the Stipulation of Dismissal with Prejudice, also vacated by stipulation of the Parties; (c) City will maintain the confidentiality of, and not disclose to any third Person (other than its attorneys and other consultants to the extent reasonably required for the negotiation and processing of the transaction contemplated by this Agreement) any information obtained by City from or through Condemnation Defendants’ Materials except to the extent such information is generally available to the public or required to be disclosed pursuant to legal process or Applicable Law; and (d) Escrow Agent shall return all materials relating to this Agreement in its possession.

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ARTICLE 8

NONCOMPETE

8.1        Noncompete. During the Restrictive Period (defined below), the Global Group shall not, and shall not permit any Affiliate of the Global Group to, do any of the following:

(a)        engage in the Business anywhere in City’s current Municipal Planning Area and, to the extent not the same area, in the geographical areas of the Certificated Areas; or

(b)        acquire a debt or equity interest or an option to acquire such an interest in any Person engaged in the Business anywhere in the Territory.

As used herein, the term “Restrictive Period” means the period of time that commences on the Closing Date and ends on the five (5) year anniversary of the Closing Date; provided, however, the Restrictive Period shall be suspended and shall not run during any period of time during which any member of the Global Group or any of their Affiliates is in default under this Section 8.1.

8.2        Injunctive Relief. The Global Group recognizes that City will suffer irreparable damage if any of the Global Group or any Affiliate of the Global Group fails to comply with any of the covenants and obligations under Section 8.1 and acknowledges that it will be difficult, if not impossible, for City to compute the damages to City as a result of any breach of the covenants and obligations under Section 8.1 and, therefore, City is without an adequate legal remedy in the event any of the Global Group or any Affiliate of the Global Group breaches any of such covenants or obligations. The Global Group expressly agrees that City shall be entitled to seek from any court of competent jurisdiction an order to enjoin any such breach, threatened or actual, of any of the covenants or obligations contained in Section 8.1. In addition to the foregoing provisions of this Section 8.2 or any other provisions of this Agreement, City may pursue any and all other remedies, at law or in equity, available to City by reason of such breach or threatened breach by any of the Global Group or any Affiliate of the Global Group of any of the covenants or obligations under Section 8.1.

ARTICLE 9

INDEMNIFICATION

9.1        Indemnification By Global Group. To the extent permitted by Applicable Law, but subject to the limitations set forth in Section 9.4 and 9.5, each of the Global Group, jointly and severally covenants and agrees to defend, indemnify and hold harmless City, and its council members, officers, managers, employees, attorneys, consultants, advisors, agents, representatives and Affiliates (collectively, the “City Indemnitees”) for, from and against, and to pay or reimburse City Indemnitees for, any and all claims, amounts paid in settlement of claims, liabilities, obligations, losses, fines, penalties, costs, royalties, proceedings, deficiencies and damages (whether absolute, accrued, conditional, or otherwise and whether or not resulting from third party claims), including without limitation any out-of-pocket expenses and the reasonable fees and costs of attorneys, accountants, consultants and experts, incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder, whether or not suit is brought and at trial and all levels of appeal and in bankruptcy, insolvency or similar

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proceedings, arising under or resulting in any way to this Agreement, including the Schedules, but excluding any consequential damages (collectively, “Losses”), resulting from or arising out of:

(a)        any material inaccuracy of any representation or warranty by the Global Group contained in this Agreement;

(b)        any failure of Condemnation Defendants to perform or breach of any covenant or agreement in this Agreement or in any certificate, instrument or document delivered or to be delivered by any of the Global Group pursuant to this Agreement or to fulfill any other obligation in respect hereof or thereof;

(c)        any claims asserted from and after May 15, 2006, and through and including the Closing Date by any Governmental Authority based on, arising out of, or relating to any Tax liability of any of the Global Group (or their shareholders or owners); and

(d)        any failure on the part of the Global Group to pay or perform any of the Retained Liabilities;

(e)        any and all claims and liabilities to the extent based on, arising out of, or relating to any of the Excluded Assets; and

(f)        any breaches by the Global Group of any of its obligations under Sections 2.9.1 and 2.9.2.

Notwithstanding the foregoing or anything else contained in this Agreement, no member of the Global Group shall have any liability for Losses incurred by City Indemnitees based on information about the Global Group or the transactions contemplated by this Agreement (including information provided by the Global Group in connection with this Agreement) that is included in City’s bond offering documents or otherwise disclosed in connection therewith.

9.2        Indemnification by City. To the extent permitted by Applicable Law, but subject to the limitations set forth in Section 9.4 and 9.5, City covenants and agrees to defend, indemnify and hold harmless each member of the Global Group, and their officers, directors, employees, agents, advisors, representatives, and Affiliates (collectively, the “Global Indemnitees”) from and against, and to pay or reimburse Global Indemnities for, any and all Losses resulting from or arising out of:

(a)        any material inaccuracy of any representation or warranty by City contained in this Agreement; or

(b)        any failure of City to perform any covenant or agreement hereunder or to fulfill any other obligation in respect hereof.

9.3        Indemnification Procedures. In the case of any claim by a City Indemnitee or a Global Indemnitee (any of which, an “Indemnified Party”) for indemnification under this Article 9, notice shall be given by the Indemnified Party to the Party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any

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claim as to which indemnity may be sought hereunder. The notice shall specify the factual basis of the claim in reasonable detail to the extent known by the Indemnified Party.

9.3.1     Third Party Claims. With regard to third party claims, the Indemnified Party shall permit the Indemnifying Party (at the expense of the Indemnifying Party) to assume the defense of any third party claim or any litigation resulting therefrom; provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may participate in the defense at the Indemnified Party’s expense, and (iii) the failure by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and the Indemnifying Party is materially prejudiced as a result of the failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party’s tax liability or the ability of the Indemnified Party to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the right to defend against any such claim or litigation and shall be entitled to settle such claim or litigation or agree to pay in full such claim. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Section 9.3, including tax audits and appeals, and the records of each of them shall be available to the other to the extent relevant to such defense.

9.3.2     Claims for Losses other than Third Party Claims. With regard to a claim for indemnification for Losses other than a third party claim, the Indemnifying Party shall within twenty (20) days after receiving notice of the claim, give notice to the Indemnified Party of the acceptance or rejection of the claim by the Indemnifying Party. A notice of rejection of a claim will create a Dispute under Article 10, which shall be resolved pursuant to the provisions of Article 10.

9.4        Time Limitations. The Global Group will have liability with respect to Section 9.1(a) only if on or before the date which is twenty four (24) months after the Closing Date, City notifies the member of the Global Group from which it is seeking indemnification in writing of the claim, specifying the factual basis of the claim in reasonable detail to the extent then known

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by City. City will have liability with respect to Section 9.2(a) only if on or before the date which is twenty four (24) months after the Closing Date, the Global Group notifies City in writing of the claim, specifying the factual basis of the claim in reasonable detail to the extent then known by such Party. Notwithstanding the foregoing, if before 5:00 p.m. (Arizona time) on the date which is twenty four (24) months after the Closing Date, any party against which an indemnification claim has been made hereunder has been properly notified in writing of such claim and such claim has not been finally resolved or disposed of as of such date, then such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms of this Agreement.

9.5        Limitations on Amount.

9.5.1     Limitation on Obligation of Global Group. No claim shall be asserted against Global Group under this Article 9 until all such claims in the aggregate equal or exceed $500,000. In addition, no claims shall be asserted against Global Group under this Article 9 which, in the aggregate, exceed the sum of $10,000,000. City’s recourse under this Article 9 is not limited in any way to or by the proceeds, if any, recoverable or received by Global Group under any policy of insurance.

9.5.2     Limitation on Obligation of City. No claim shall be asserted against City under this Article 9 until all such claims in the aggregate equal or exceed $500,000. In addition, no claims shall be asserted against City under this Article 9 which, in the aggregate, exceed the sum of $10,000,000. Global Group’s recourse under this Article 9 is not limited in any way to or by the proceeds, if any, recoverable or received by City under any policy of insurance. For the avoidance of doubt, no limitation on indemnification contained herein (e.g., basket, cap and time limitation) shall apply to the payment of the Condemnation Price or to Section 2.16.

9.6        Exclusive Remedy. Except for injunctive and equitable relief pursuant to Section 8.2, the right to indemnification provided in this Article 9 is the sole and exclusive remedy of City on the one hand and the Global Group on the other hand following the Closing.

9.7        No Offset. The City shall have no right to offset any amounts due to City hereunder against any Growth Premium payments due to the Global Group pursuant to Section 2.17.

ARTICLE 10

DISPUTE RESOLUTION

10.1     Disputes. Except for equitable relief sought by a Party (as provided in Section 8.2), any claim, dispute, or other matter in controversy (a “Dispute”), whether based on contract, tort, statute, or other legal theory (including but not limited to any claim of fraud or misrepresentation), based on, arising out of, or related to this Agreement or the breach thereof shall be settled exclusively according to the procedures set forth in this Article 10; provided, however, that any Party may seek preliminary judicial relief if such remedy is otherwise available and such Party, in its good faith judgment, considers such action necessary to avoid irreparable damage during the pendency of such procedures.

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10.2     Negotiation. In the event of a Dispute, except for equitable relief, prior to invoking the arbitration provisions of Section 10.3 below, the Parties to the Dispute shall attempt in good faith to resolve the Dispute through negotiation, third party intervention, or mediation, for a period of at least thirty (30) days or, if the disputing Parties agree on mediation, forty-five (45) days after one Party gives notice of the Dispute to any other Party.

10.3     Arbitration. Except for Disputes which may be resolved by the court in the Condemnation Action (including the City’s obligation to pay the Growth Premium under Section 2.17), if the Parties have first attempted in good faith to resolve the Dispute pursuant to Section 10.2 and the Dispute remains unresolved for the applicable period of time under Section 10.2, then the Dispute shall be settled or resolved by arbitration in metropolitan Phoenix, Arizona before a single arbitrator in accordance with the then current Commercial Rules of Arbitration of the American Arbitration Association. The arbitrator must be approved by the AAA and be mutually acceptable to the arbitrating Parties. If the arbitrating Parties are unable to agree on the arbitrator, then the AAA shall select the arbitrator. The resolution of the Dispute by the arbitrator shall be final, binding, nonappealable, and shall be fully enforceable by a court of competent jurisdiction under Applicable Law. The arbitrator may award damages to the prevailing Party and may award reasonable attorneys’ fees and costs to the prevailing Party. The arbitration award shall be in writing and shall include a statement of the reasons for the award.

ARTICLE 11

MISCELLANEOUS

11.1     Time Periods. If the time for the performance of any duty or obligation under this Agreement expires on a Saturday or Sunday or on a federal or Arizona holiday, the time for performance shall be extended to the next succeeding day that is not a Saturday, Sunday or federal or Arizona legal holiday.

11.2     Time of the Essence. All dates and times for performance set forth in this Agreement are of the essence.

11.3     Waiver. Except as may be specifically provided elsewhere in this Agreement, the waiver of a breach of any term or condition of this Agreement may be made only in writing and shall not be deemed to constitute a waiver of a subsequent breach of such term or condition, or a waiver of a breach or subsequent breach of any other term or condition.

11.4     Entire Agreement. This Agreement (including the Schedules) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Parties.

11.5     Amendment. No amendment to or modification of this Agreement shall be effective unless it is in writing and signed by all of the Parties.

11.6     Construction. This Agreement is the result of negotiations between City and the Global Group, and the terms and provisions hereof shall be interpreted and construed in accordance with their usual and customary meanings. The Parties waive the application of any rule of law that otherwise would be applicable in connection with the interpretation and construction of this Agreement pursuant to which ambiguous or conflicting terms or provisions

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should be interpreted or construed against the Party who, or whose attorney, prepared this Agreement or any earlier draft of the same. The captions or headings of articles, sections or subsections of this Agreement are for purposes of reference only and shall not limit or define the meaning of any provision of this Agreement. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person may in the context require.

11.7     Severability. If any provision of this Agreement, including any phrase, sentence, clause, section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

11.8     Governing Law; Venue. This Agreement shall be governed in all respects, including as to validity, interpretation and enforcement, by the internal laws of the State of Arizona, but without the application of any conflict of law principles that would require or permit the application of the laws of any other jurisdiction. Except for disputes resolved in accordance with Article 10, any action at law or judicial proceeding instituted by any Party relating to this Agreement shall be instituted and maintained only in the state or federal courts in Maricopa County, Arizona.

11.9     Binding Effect. Subject to the provisions of Section 11.15 below, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

11.10   No Third Party Beneficiaries. Except as provided in Article 9 with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective successors, and permitted assigns.

11.11   Legal Counsel. The Parties acknowledge and agree that (a) the law firm(s) of Gust Rosenfeld P.L.C. (and Bryan Cave LLP as to condemnation, ACC and related matters and Maguire & Pearce, PLLC as to water, water rights and permits and related matters) has represented only City in connection with the negotiation and preparation of this Agreement, has not represented any of the Global Group in any manner, and has not been the “lawyer for the deal” and (b) the law firm of Snell & Wilmer L.L.P. (and Roshka DeWulf & Patten, PLC as to condemnation, ACC and related matters) has represented only the Global Group in connection with the negotiation and preparation of this Agreement, has not represented City in any manner, and has not been the “lawyer for the deal.”

11.12   Attorneys’ Fees. In the event of any Dispute between or among any of the Parties arising out of or relating to this Agreement, including any breach, the prevailing Party shall be entitled, in addition to such other relief as may be granted, to recover its costs and expenses, including without limitation, reasonable attorneys’ fees, expert witness fees and investigators’ fees, all as may be determined by the arbitrator or, if applicable, the court if the matter is litigated.

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11.13   Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered to the Party at the address set forth below, (b) deposited in the U.S. first class mail, registered or certified, return receipt requested, to the address set forth below, or (c) given to a recognized and reputable overnight delivery service, to the address set forth below:

To City:

City of Buckeye

Attention: City Manager

530 East Monroe Avenue

Buckeye, AZ 85326

Fax no.: (623) 349-5951

With a copy to:

City of Buckeye

Attention: Water Resources Director

530 East Monroe Avenue

Buckeye, AZ 85326

Fax no.: (623) 349-6099

With a courtesy

copy to:

Scott W. Ruby

Gust Rosenfeld P.L.C.

One East Washington

Suite 1600

Phoenix, AZ 85004

Fax no.: (602) 257-7422

To all or any of

the Global Group:

Global Water Resources, Inc.

Attention: Ron L. Fleming

21410 N. 19th Avenue, Suite 201

Phoenix, Arizona 85027

Fax no.: (623) 580-9659

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With a courtesy

copy to:

Michael M. Donahey

Snell & Wilmer L.L.P.

One Arizona Center

400 East Van Buren

Phoenix, AZ 85004

Fax no.: (602) 382-6070

or at such other address, and to the attention of such other person or officer, as any Party may designate in writing by notice duly given pursuant to this Section 11.13. Notices shall be deemed received (x) when delivered to the Party, (y) three (3) Business Days after being placed in the U.S. first class mail, registered or certified, properly addressed, with sufficient postage, or (z) the business day after being given to a recognized overnight delivery service, with the person giving the notice paying all required charges and instructing the delivery service to deliver on the following business day. If a copy of a notice is also given to a Party’s counsel or other recipient, the provisions above governing the date on which a notice is deemed to have been received by a Party shall mean and refer to the date on which the Party, and not its counsel or other recipient to which a copy of the notice may be sent, is deemed to have received the notice. Notice to any one of Global, Valencia or WUGB shall be deemed to be a notice to all of them.

11.14   Code Section 1033. City makes no representations or warranties of any kind or nature whatsoever regarding the applicability or consequences to any of the Global Group with respect to section 1033 of the Internal Revenue Code of 1986, as amended.

11.15   ARS Section 38-511. The Parties acknowledge and agree that (a) ARS Section 38-511 provides City with the discretion to terminate this Agreement in certain limited circumstances set forth in A.R.S. Section 38-511(a) where persons representing City and “significantly involved in initiating, negotiating, securing, drafting or creating the” Agreement are or become “an employee or agent of any other party to the [Agreement] in any capacity or a consultant to any other party of the [Agreement] with respect to the subject matter of the” Agreement within three (3) years of the date of execution. To the Knowledge of each Party, the following persons were significantly involved in initiating, negotiating, securing, drafting or creating this Agreement on behalf of City: (i) the City Mayor who signed the Agreement and the City Council members who voted on the Agreement; (ii) the following employees of City: Stephen Cleveland; David Nigh; and Larry Price; (iii) Dan V. Jackson of economists.com, a consultant to City; and (iv) the following attorneys representing City: Scott Ruby; Michael Bate; David Pennartz; Steve Hirsch; and Rita Maguire. Notwithstanding this Section 11.15, in no event will City, or any of the persons listed in this Section 11.15, or any of the City Indemnitees (as such term is defined in Section 9.1 above) have, at any time, for any reason, or under any circumstances, any liability of any kind or nature whatsoever under this Agreement, any document or instrument referred to in or in any way related to this Agreement, the transactions contemplated herein, or otherwise, by reason of this Section 11.15 being included in this Agreement, or by reason of, or the exercise by City of any rights or remedies available to City under, ARS Section 38-511. Global Group acknowledges that a Governmental Authority might

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find that there are other persons who have been significantly involved in initiating, negotiating, securing, drafting or creating this Agreement on behalf of City.

11.16   Assignment.

11.16.1            Consent to Certain Assignments. This Agreement shall not be assignable or otherwise transferable by any Party hereto without the prior written consent of the other Parties hereto, except that: (a) City consents to Condemnation Defendants’ assignment of their rights hereunder to Global Water or any Affiliate of Global Water in connection with the liquidation of Condemnation Defendants or their merger or consolidation with Global Water or any Affiliate of Global Water; (b) City consents to Condemnation Defendants’ freely assigning their rights to any and all Growth Premium payments pursuant and subject to Section 2.17; and (c) Condemnation Defendants consent to City’s assignment of its rights hereunder to a municipal property corporation wholly owned by City which assumes the obligations of City hereunder; provided, however, that no assignment by Condemnation Defendants or by City shall release or discharge the assigning Party from any of its covenants, obligations and liabilities under this Agreement (including, without limitation, under Article 9 hereof).

11.16.2            Statement of Status. City agrees, at any time upon ten (10) days prior request by Condemnation Defendants or Global Water, for the duration of the Growth Period, to execute, acknowledge and deliver to Condemnation Defendants a statement in writing certifying, if true and correct, that Section 2.17 is in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and the dates to which the Growth Premium payments and any other payments have been paid in advance, if any, and acknowledging that there are not, to the Knowledge of City, any uncured defaults on the part of the Global Group under this Agreement, or specifying such defaults if any are claimed. Any such statement delivered pursuant to this paragraph may be conclusively relied upon by any prospective purchaser, lender or assignee of any portion of the Growth Premium payments, or any rights thereto.

11.17   Joint and Several. Each and every covenant, duty, responsibility, obligation, indemnity, and liability of the Global Group or any of them under this Agreement, including the Schedules or in any document or instrument delivered by any of the Global Group pursuant to this Agreement is and shall be the joint and several covenants, duties, responsibilities, obligations, indemnities and liabilities of each and every member of the Global Group. Any payment to any one of Global Water, Valencia or WUGB shall be deemed to be a payment to whichever member of the Global Group such payment is to be made under this Agreement.

11.18   Counterparts. This Agreement may be executed in two or more counterparts, in original form or by electronic facsimile, each of which shall be deemed to be an original and all of which shall together constitute one and the same Agreement. This Agreement shall not be effective as between or among any Parties unless and until this Agreement has been so executed by all of the Parties.

[All signatures appear on the following page(s).]

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In witness whereof, each of the Parties has duly executed this Settlement Agreement for Stipulated Condemnation by its authorized representative as of the date first above written.

CITY:

CITY OF BUCKEYE,
an Arizona municipal corporation

By:	/s/ Jackie A. Meck
Jackie A. Meck, Mayor

ATTEST:		APPROVED AS TO FORM:

/s/ Lucinda J. Aja		/s/ Scott W. Ruby
Lucinda J. Aja, City Clerk		Scott W. Ruby
Gust Rosenfeld P.L.C.
Attorneys for City

GLOBAL GROUP:

GLOBAL WATER RESOURCES, INC.,		GLOBAL WATER, LLC
a Delaware corporation		a Delaware limited liability company

By:	/s/ Ron L. Fleming	By:	/s/ Ron L. Fleming
	Ron L. Fleming, President		Ron L. Fleming, Manager

VALENCIA WATER COMPANY, INC.,		WEST MARICOPA COMBINE, INC.,
an Arizona corporation		an Arizona corporation

By:	/s/ Ron L. Fleming	By:	/s/ Ron L. Fleming
	Ron L. Fleming, President		Ron L. Fleming, President

WATER UTILITY OF GREATER
BUCKEYE, INC., an Arizona corporation

By:	/s/ Ron L. Fleming
Ron L. Fleming, President